As filed with the Securities and Exchange Commission on April 20, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CASCADE NATURAL GAS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-0599090
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

222 Fairview Avenue North
Seattle, Washington 98109
(Address, including zip code, of Principal Executive Offices)

CASCADE NATURAL GAS CORPORATION 1998 STOCK INCENTIVE PLAN
(Full Title of the Plan)

David W. Stevens
Chief Executive Officer
Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, Washington 98109
(206) 624-3900
(Name and Address of Agent For Service)

Copies to:

Richard S. Swanson, Esq. Hillis Clark Martin & Peterson, P.S. 500 Galland Building 1221 Second Avenue Seattle, Washington 98101-2925	Rick Davis Chief Financial Officer Cascade Natural Gas Corporation 222 Fairview Avenue North Seattle, Washington 98109

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, par value $1.00	29,112 shares	$ 19.66	$ 572,341.92	$ 61.24

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act of 1933”), this registration statement also shall cover any additional shares of Common Stock that become issuable under the plan being registered pursuant to this registration statement, as amended, by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)  The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 and General Instruction E to Form S-8, and are based on a per share price of $19.66, which was the average of the high and low sales prices of the registrant’s Common Stock, as reported on the New York Stock Exchange on April 17, 2006 (a date within five business days prior to the filing of this registration statement).

INFORMATION OF PREVIOUS REGISTRATION STATEMENTS

We previously filed registration statements on Form S-8 with the Securities and Exchange Commission (the “Commission”) on October 4, 1999 and April 30, 2002 (File Nos. 333-88419 and 333-87228, respectively) to register a total of 450,000 shares of our Common Stock, $1.00 par value, in connection with our 1998 Stock Incentive Plan (collectively, the “Prior Registration Statements”). We are filing this registration statement on Form S-8 to register an additional 29,112 shares of our Common Stock pursuant to our 1998 Stock Incentive Plan, as amended. Pursuant to General Instruction E to Form S-8, the contents of our Prior Registration Statements relating to our 1998 Stock Incentive Plan are incorporated by reference into this registration statement, to the extent not amended hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are incorporated by reference as of their respective dates in this registration statement:

(a)  the registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005;

(b)  the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005;

(c)  the registrant’s Current Reports on Form 8-K filed with the Commission on November 18, 2005, December 15, 2005, January 18, 2006, February 22, 2006, March 7, 2006, and April 17, 2006; and

(d)  the description of the registrant’s Common Stock included as Exhibit 99 to the registrant’s Current Report on Form 8-K filed on July 19, 1996.

All documents that we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and are a part thereof from the date of filing of such documents, other than any portion of a Current Report on Form 8-K that has been furnished under Items 2.02 and 7.01 of Form 8-K (and any related exhibits).

Any document, and any statement contained in a document, incorporated or deemed incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference herein.

Item 8. Exhibits

The exhibits to this registration statement required by Item 601 of Regulation S-K are listed in the accompanying Exhibit Index.

Item 9. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic or other reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to applicable provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington, as of this 17th day of April 2006.

CASCADE NATURAL GAS CORPORATION

By	/s/ David W. Stevens
David W. Stevens, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and as of the date indicated below. Each person whose signature appears below hereby constitutes David W. Stevens and Rick Davis, and each of them singly, such person’s true and lawful attorney, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Title	Date

/s/ David W. Stevens	President, Chief Executive Officer,	April 17, 2006
David W. Stevens	and Director

/s/ Rick Davis	Chief Financial Officer	April 17, 2006
Rick Davis

/s/ James E. Haug	Controller	April 17, 2006
James E. Haug

/s/ Scott M. Boggs	Director	April 17, 2006
Scott M. Boggs

/s/ Pirkko H. Borland	Director	April 17, 2006
Pirkko H. Borland

/s/ Carl Burnham Jr.	Director	April 17, 2006
Carl Burnham Jr.

/s/ Thomas E. Cronin	Director	April 17, 2006
Thomas E. Cronin

/s/ David A. Ederer	Director	April 17, 2006
David A. Ederer

/s/ Larry L. Pinnt	Chairman	April 17, 2006
Larry L. Pinnt

/s/ Brooks G. Ragen	Director	April 17, 2006
Brooks G. Ragen

/s/ Douglas G. Thomas	Director	April 17, 2006
Douglas G. Thomas

EXHIBIT INDEX

Exhibit	Description

5	Opinion of Hillis Clark Martin & Peterson, P.S., counsel for the registrant.

23.1	Consent of Hillis Clark Martin & Peterson, P.S. (filed with Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (see signature page herein).

99	Amended and Restated 1998 Stock Incentive Plan, dated April 17, 2006.